FOR IMMEDIATE RELEASE
Health Fitness Announces First Quarter 2007 Financial Results
First Quarter 2007 Highlights
•	Total revenue increased 13.9% —

•	Health management revenue expanded 37.2% —

•	Gross profit margin increased approximately 430 basis points to 29.0% —

•	Operating Income increased 132.5%
Minneapolis, MN (May 7, 2007) — Health Fitness Corporation (OTC BB: HFIT), a leading employee health improvement company, today announced financial results for the first quarter ended March 31, 2007.
For the quarter ended March 31, 2007, revenue increased 13.9% to $16.6 million, from $14.6 million for the same period last year. Gross profit during the quarter increased 33.4% to $4.8 million, from $3.6 million for the same period last year. Operating income increased 132.5% to $0.89 million, from $0.38 million for the same period last year. Net earnings applicable to common shareholders decreased to $0.51 million, from $0.56 million in the prior year period. Net earnings per diluted share increased to $0.03, from net earnings per diluted share of $0.01 for the same period last year. Net earnings per diluted share for the first quarter of 2006 excluded a $0.43 million non-cash gain related to a change in fair value of warrants.
“We made solid progress during the quarter, as our financial results met plan, and we strengthened our service capabilities, particularly in our health management business segment,” said Gregg Lehman, Ph.D., President and Chief Executive Officer of Health Fitness. “While we continue to show strong revenue growth, we also made a big improvement in our gross margin, which grew to 29.0% in the quarter, from 24.7% in the same period in 2006. Driving this growth is our health management segment, where gross margin grew to 39.6% in the quarter, from 30.4% in the same period in 2006, which is directly due to revenue growth from our higher margin health coaching and biometric screening services. We also strengthened our health management capabilities during the quarter by doubling our telephonic health coaching staff, launching our EMPOWERED™ Health Coaching program and enhancing the functionality of our eHealth platform. This commitment to strengthen our health management services has resulted in a substantial increase in the number of proposal requests since last year. In our first quarter 2007, we received 28 proposal requests for health management services, compared to 16 for the first quarter 2006. At the same time, we also received 8 proposal requests for fitness management services, compared to 5 for the first quarter 2006.”
Dr. Lehman concluded, “We are very excited about these potential business opportunities, because we believe it affirms the strategic decisions and investments we have made to solidify our position as a leading provider of employee health improvement services. For the remainder of 2007, we will continue to invest in people, systems and infrastructure to improve our ability to scale at a faster rate and gain greater operating leverage. Although these investments may result in operating margins below current levels, we believe they will strengthen our competitive position in a fast-evolving marketplace.”
Financial Highlights for the First Quarter of 2007
•	Health management segment revenue grew 37.2% to $5.9 million, from $4.3 million for the same period last year. Of this revenue growth, staffing services revenue grew 19.5% to $3.7 million, from $3.1 million for the same period last year, and program and consulting services revenue grew 81.4% to $2.2 million, from $1.2 million for the same period last year. Overall, health management revenue growth is attributed to new contracts and the expansion of existing contracts. The significant increase in program and consulting services, compared to last year, was primarily driven by a $0.6 million increase in biometric screening services, and a $0.3 million increase in health coaching services.

•	Fitness management segment revenue grew 4.1% to $10.7 million, from $10.3 million for the same period last year. Of this revenue growth, staffing services revenue grew 3.0% to $10.0 million, from $9.7 million for the same period last year, and program and consulting services revenue grew 23.0% to $0.7 million, from $0.6 million for the same period last year. Overall, the growth in fitness management segment revenue is attributed to new contracts, the expansion of existing contracts, and growth of program revenue at existing sites, including personal training, weight management services and massage therapy.

•	During the quarter, we added twelve new contracts in our health management segment, which may realize incremental annualized revenue of approximately $2.9 million. In our fitness management segment, we won three new contracts, which may realize incremental annualized revenue of approximately $1.4 million. The $4.3 million combined total for this potential new, incremental annualized revenue will be offset by a potential annualized revenue loss of $1.5 million from contract and site cancellations during the quarter.

•	Gross profit from our health management segment, as a percent of revenue, increased to 39.6%, from 30.4% for the prior year period. This increase is primarily due to growth in our higher margin program and consulting services, where gross margins increased to 64.0%, from 53.0% for the same period last year. Driving this growth in program and consulting gross margins is the revenue growth we have realized from biometric screening and health coaching services.

•	Gross profit from our fitness management segment, as a percent of revenue, increased to 23.1%, from 22.4% in the prior year period. This increase is primarily due to margin growth we experienced in staffing services, which grew to 21.1% of revenue, from 20.6% for the same period last year. This margin growth was offset by a slight margin decrease in program and consulting services, which fell to 52.4% of revenue, from 53.1% for the same period last year.

•	Operating expenses as a percent of revenue increased to 23.7%, from 22.1% for the same period last year. This increase is primarily due to salaries and overhead expense growth attributable to our investment in additional staff and higher stock-based compensation. These expense increases were partially offset by a decrease in amortization expense related to a prior acquisition.

•	Operating margin for the first quarter expanded to 5.3%, from 2.6% for the prior year period. This increase is primarily due to the gross margin expansion within our health management segment, which was partially offset by investments we have made to support our future growth plans.

•	We ended the first quarter with approximately $0.05 million of cash, working capital of $7.2 million, an increase of $1.4 million since December 31, 2006, no long term debt and stockholders’ equity of $25.3 million. We believe our strong balance sheet, in addition to our existing credit facility, will provide sufficient capital to fund our anticipated 2007 capital and operational investments.
Conference Call
Health Fitness Corporation will host a conference call today, May 7, 2007 at 2:00 p.m. Pacific (5:00 p.m. Eastern). Participating in the call will be Gregg Lehman, Ph.D., President and Chief Executive Officer, and Wes Winnekins, Chief Financial Officer. To listen to the call from the U.S. dial 1-800-811-8845; internationally, dial 1-913-981-4905. The call will also be broadcast live over the Internet, which is accessible through the Investor Relations section of the Company’s website at www.hfit.com, where the call will be archived for 30 days.
About the Company
Health Fitness Corporation is a leading provider of employee health improvement services to corporations, hospitals, and communities. Serving clients for over 30 years, HFC provides fitness and health management services to more than 400 on-site and remote locations across the U.S. and Canada. For more information about Health Fitness Corporation, go to www.hfit.com.
Forward Looking Statements
Certain statements in this release, including, without limitation, those relating to our commitment to strengthen our health management services, our potential business opportunities, management’s belief that the strategic decisions and investments we have made will solidify our position as a leading provider of employee health improvement services, management’s belief that our planned investments will improve our future ability to scale at a faster rate, gain greater operating leverage and strengthen our competitive position in a fast-evolving marketplace, and management’s belief that our strong balance sheet, in addition to our existing credit facility, will provide sufficient capital to fund our anticipated 2007 capital and operational investments, are forward-looking statements. In addition, the estimated annualized revenue value of our new and lost contracts is a forward looking statement, which is based upon an estimate of the anticipated annualized revenue to be realized or lost. Such information should be used only as an indication of the activity we have recently experienced in our two business segments. These estimates, when considered together, should not be considered an indication of the total net, incremental revenue growth we expect to generate in 2007 or in any year, as actual net growth may differ from these estimates due to actual staffing levels, participation rates and contract duration, in addition to other revenue we may lose in the future due to contract termination. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and our expectations for future performance, are forward-looking statements. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, our inability to deliver the health management services demanded by major corporations, our inability to successfully cross-sell health management services to our fitness management clients, our inability to successfully obtain new business opportunities, our failure to have sufficient resources to make investments, our ability to make investments successfully, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission including our Form 10-K for 2006 as filed with the SEC. You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.
Financial tables follow...

HEALTH FITNESS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
	March 31,
	2007	2006
REVENUE	$16,590,033	$14,567,261

COSTS OF REVENUE	11,780,139	10,962,781

GROSS PROFIT	4,809,894	3,604,480

OPERATING EXPENSES
Salaries	2,398,802	1,995,899
Selling, general and administrative	1,482,525	1,119,176
Amortization of intangible assets	42,770	108,462

Total operating expenses	3,924,097	3,223,537

OPERATING INCOME	885,797	380,943

OTHER INCOME (EXPENSE)
Interest expense	(2,099)	(1,680)
Change in fair value of warrants	—	434,521
Other, net	(1,514)	(4,010)

EARNINGS BEFORE INCOME TAX EXPENSE	882,184	809,774
INCOME TAX EXPENSE	370,517	150,101

NET EARNINGS	511,667	659,673
Dividend to preferred shareholders	—	96,410

NET EARNINGS APPLICABLE TO COMMON SHAREHOLDERS	$511,667	$563,263

NET EARNINGS PER COMMON SHARE:
Basic	$0.03	$0.04
Diluted	0.03	0.01

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	19,306,797	15,001,832
Diluted	20,252,110	19,666,941

HEALTH FITNESS CORPORATION
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2007	2006
ASSETS

CURRENT ASSETS
Cash	$54,404	$987,465
Trade and other accounts receivable, less allowances of $284,500 and $283,100	12,058,954	12,404,856
Prepaid expenses and other	1,110,698	701,889
Deferred tax assets	217,476	217,476

Total current assets	13,441,532	14,311,686
PROPERTY AND EQUIPMENT, net	888,408	767,675

OTHER ASSETS
Goodwill	14,522,877	14,509,469
Software technology, less accumulated amortization of $471,600 and $370,200	1,682,617	1,658,575
Trademark, less accumulated amortization of $271,100 and $246,300	221,996	246,809
Other intangible assets, less accumulated amortization of $186,200 and $166,500	342,890	362,528
Deferred tax assets	437,011	437,010
Other	21,260	24,597

	$31,558,591	$32,318,349

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Trade accounts payable	$1,448,255	$1,811,939
Accrued salaries, wages, and payroll taxes	2,257,352	3,249,424
Accrued acquisition earnout	—	1,475,000
Other accrued liabilities	339,099	120,044
Accrued self funded insurance	332,114	201,053
Line of credit	619,649	—
Deferred revenue	1,253,967	1,663,121

Total current liabilities	6,250,436	8,520,581

LONG-TERM OBLIGATIONS	—	—

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY

Common stock, $0.01 par value; 50,000,000 shares authorized; 19,664,073 and 19,220,217 shares issued and outstanding	196,370	192,202
Additional paid-in capital	26,976,912	25,989,447
Accumulated comprehensive income	(28,099)	(35,186)
Accumulated deficit	(1,837,028)	(2,348,695)

	25,308,155	23,797,768

	$31,558,591	$32,318,349

CONTACTS:
Wes Winnekins, CFO	John Mills
Health Fitness Corporation	Integrated Corporate Relations
(952) 897-5275	(310) 954-1105